Exhibit 99.1

Bullpen Parlay Acquisition Company Announces Pricing
of $200 Million Initial Public Offering

December 02, 2021

SAN FRANCISCO—(BUSINESS WIRE)—Bullpen Parlay Acquisition Company (the “Company”), a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market, or Nasdaq, and trade under the ticker symbol “BPACU” beginning December 3, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BPAC” and “BPACW,” respectively.

The offering is expected to close on December 7, 2021, subject to customary closing conditions.

Citigroup Global Markets Inc. is acting as sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone: 800-831-9146.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company’s initial public offering or exercise of the underwriter’s option to purchase additional units. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts:
Bullpen Parlay Acquisition Company
support@bullpenparlayacquisitioncorp.com